EXHIBITS 5.1 AND 23.2

SCHNEIDER WEINBERGER & BEILLY LLP

2200 Corporate Blvd., N.W., Suite 210

Boca Raton, Florida 33432

July 26, 2006

Viragen, Inc.

865 S.W. 78th Avenue

Suite 100

Plantation, FL 33324

Re:	Registration Statement on Form S-1 (the “Registration Statement”); Viragen, Inc. (the “Company”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public sale of an aggregate of (a) 77,050,000 units, (b) 77,050,000 shares of common stock included in the units, (c) 77,050,000 common stock purchase warrants included in the units, (d) 77,050,000 shares of common stock issuable upon exercise of the warrants included in the units [(a), (b), (c) and (d) being hereinafter collectively referred to as the “Public Securities”], (e) one underwriter’s unit purchase option, (f) 5,360,000 units issuable upon exercise of the underwriter’s unit purchase option, (g) 5,360,000 shares of common stock included in the underwriter’s units, (h) 5,360,000 warrants included in the underwriter’s units and (i) 5,360,000 shares of common stock issuable upon exercise of the common stock purchase warrants included in the underwriter’s units (e), (f), (g), (h) and (i) being hereinafter collectively referred to as the “Underwriter’s Securities,” and together with the Public Securities, the “Registrable Securities”), all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Securities; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Securities were or are to be issued; (e) applicable provisions of the Constitution of the State of Delaware, the corporate laws of the State of Delaware and published judicial and administrative interpretations thereof, and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the

Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that (a) the Public Securities, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable, and (b) the Underwriter’s Securities, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement; provided that such consent shall not constitute an admission that we are an “Expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ SCHNEIDER WEINBERGER & BEILLY LLP

Schneider Weinberger & Beilly LLP